Exhibit 16.1

Our Ref: AS/RH U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, N.E. Washington, DC 20549	Grant Thornton UK LLP 101 Cambridge Science Park Milton Road Cambridge CB4 0FY T +44 (0)1223 225600 F +44 (0)1223 395511

16 April 2021

Re: Gyroscope Therapeutic Holdings Limited

Dear Sir:

We have read the statements made by Gyroscope Therapeutics Holdings Limited pursuant to Item 4d of Form F-1 (dated April 16, 2021). We agree with the statements concerning our Firm contained therein.

Yours faithfully,

/s/ GRANT THORNTON UK LLP

GRANT THORNTON UK LLP

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